UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     January 15, 2004

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                    1-123              61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 7.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99     Press Release, dated January 15, 2004


Item 9.  Regulation FD Disclosure

Brown-Forman Corporation issued a press release today announcing the appointment of James D. Hanauer as the chief executive officer of Brown-Forman's subsidiary, Lenox, Inc. A copy of Brown-Forman Corporation's press release is attached hereto as Exhibit 99.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   January 15, 2004                  By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President, Senior Counsel
                                                & Assistant Secretary

                                                                 Exhibit 99

FOR IMMEDIATE RELEASE

BROWN-FORMAN EXECUTIVE NAMED CEO AT LENOX

Louisville, KY, January 15, 2004 - Brown-Forman Corporation Chairman and Chief Executive Officer Owsley Brown II and Lenox, Inc. Chairman Barry Bramley announced today the appointment of James D. Hanauer as the chief executive officer of Brown-Forman's subsidiary, Lenox, Inc.

"I am confident Jay Hanauer will provide the strong leadership Lenox needs to guide it through its challenges to sustained prosperity," stated Brown. "As president of Brown-Forman Distillery Company for the last eight years, Jay formed and led an excellent team that has consistently created and implemented innovative ways to improve our products. His demonstrated creativity and leadership skills will greatly benefit the Lenox organization."

Stanley E. Krangel, who has been president of Lenox since 1998, has resigned to pursue interests outside the company. As president, Krangel operated under the strategic oversight of Bramley, the non-executive chairman of Lenox, who represents the Lenox Board and its Brown-Forman parent. "We appreciate Stan's contributions to Lenox's success during his tenure with the company and we wish him well in all his future endeavors," said Bramley.

Bramley made special note of the fact that Hanauer will be the chief executive officer of Lenox, a role that no individual has had at the company in recent years. "By appointing Jay as CEO, we are giving him full responsibility for running the Lenox business," stated Bramley. "As a result, the need for my active management as non-executive chairman is greatly diminished, which allows me the opportunity to fulfill the promise I made to my family to give up the chairmanship at the end of the fiscal year (April 30, 2004). I feel very confident that Jay and the management team at Lenox, with oversight from the Lenox Board, will now progress in strengthening and growing the Lenox portfolio of brands."

Hanauer joined Brown-Forman in 1996 as president of Brown-Forman Distillery Company and has been responsible for the general management of all production aspects of the company's global spirits business. He has also been a valuable member of Brown-Forman's executive committee since 1999, contributing to the overall strategic direction of the company. In 2003, he also took on additional responsibility of overseeing supply chain management for Brown-Forman's global beverage business. Over the past six months, he has led Brown-Forman's comprehensive strategic review of the Lenox business, which identified potential solutions to a number of challenges facing the company as well as prospective ways it might take advantage of new opportunities.

Prior to joining Brown-Forman, Hanauer was supply chain vice president for the North American beverage division of Quaker Oats, and before that he gained valuable experience working for the Pepsi Cola Company and Proctor & Gamble. He is a graduate of the University of Cincinnati.

"I am excited and honored about being given the chance to lead such a great company," stated Hanauer. "Lenox is famous for its classic designs and I look forward to continuing the great heritage of the company while also striving to increase its relevance with today's and tomorrow's consumer."

Succeeding Hanauer as president of Brown-Forman Distillery Company will be James
B. Chiles. Since 1993, Chiles has been senior vice president of Brown-Forman Distillery Company, directing the production operations of the company's distilleries and overseeing its engineering and research & development departments. Chiles has deep and varied management and leadership experiences at Brown-Forman for over 30 years. He is a graduate of Vanderbilt University.

Lenox, Inc., based in Lawrenceville, N.J., is a wholly-owned subsidiary of Brown-Forman Corporation. Lenox includes Lenox China, Crystal, & Giftware, Lenox Collections, the Lenox-Kirk Stieff Collection, Gorham Silver & Crystal, and Dansk Contemporary Tabletop, Housewares, and Giftware.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.